Exhibit 15.1

Quicksilver Resources Inc.

777 West Rosedale

Fort Worth, Texas 76104

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Quicksilver Resources Inc. for the periods ended March 31, 2004 and 2003, as indicated in our report dated May 6, 2004, (which report included an explanatory paragraph related to the adoption of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in Registration Statements Nos. 333-69496, 333-82180, 333-89204 and 333-92196 on Form S-3, and Registration Statement Nos. 333-94387 and 333-91526 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche

May 7, 2004
Fort Worth, Texas